UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 9, 2015

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On March 9, 2015, Halcón Resources Corporation (the “Company”) entered into an amendment (the “HALRES Note Amendment”) to its 8%  senior convertible promissory note due 2017 in the principal amount of approximately $290 million (the “HALRES Note”) issued to HALRES LLC (“HALRES”). The HALRES Note Amendment extends the maturity date of the HALRES Note by three years, from February 8, 2017 to February 8, 2020. The HALRES Note originally provided for prepayment without premium or penalty at any time after February 8, 2014, at which time it also became convertible into shares of the Company’s common stock at a conversion price of $4.50 per share. These dates have been extended pursuant to the HALRES Note Amendment and the conversion price has been adjusted, such that at any time after February 8, 2017, the Company may prepay the HALRES Note without premium or penalty, and HALRES may elect to convert all or any portion of unpaid principal and interest outstanding under the HALRES Note to shares of the Company’s common stock at a conversion price of $2.44 per share, subject to adjustments for stock splits and other customary anti-dilution provisions as set forth in the HALRES Note.

At the same time, the Company also entered into an amendment (the “Warrant Amendment”, and together with the HALRES Note Amendment, the “Amendments”) to the warrants issued to HALRES evidencing the right to purchase up 36.7 million shares of the Company’s common stock (the “Warrants”). The Warrant Amendment extends the term of the Warrants from February 8, 2017 to February 8, 2020 and adjusts the exercise price of the Warrants to $2.44 per share.

In connection with the Amendments, the Company and HALRES also amended and restated the Registration Rights Agreement, dated February 8, 2012, as amended (the “Amended Registration Rights Agreement”), which provides for certain demand and piggyback registration rights for the shares of the Company’s common stock issuable upon conversion of the HALRES Note and exercise of the Warrants.

The Amendments and the Amended Registration Rights Agreement were negotiated with HALRES by a special committee of the Board of Directors of the Company comprised entirely of independent, disinterested directors and were approved by the special committee after receiving independent legal and financial advice. The Amendments are subject to approval by the Company’s shareholders in accordance with the rules of the New York Stock Exchange. Receipt of such shareholder approval on or before December 31, 2015 is a condition to the effectiveness of the Amendments and the Amended Registration Rights Agreement. Shareholders representing approximately 44% of the Company’s common stock have executed voting agreements indicating their intent to vote in favor of the Amendments.

The foregoing description of the Amendments and the Amended Registration Rights Agreement is qualified by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 4.1, 4.2 and 4.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

4.1	Amended and Restated Convertible Promissory Note, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.

4.2	Amended and Restated Warrant Certificate, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.

4.3	Amended and Restated Registration Rights Agreement, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

March 10, 2015	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Convertible Promissory Note, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.

4.2	Amended and Restated Warrant Certificate, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.

4.3	Amended and Restated Registration Rights Agreement, dated as of March 9, 2015, between Halcón Resources Corporation and HALRES LLC.